Exhibit 5.1

June 4, 2024

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to First Merchants Corporation, an Indiana corporation (“First Merchants”), in connection with the Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) up to 1,400,000 shares (the “LTEIP Shares”) of common stock, no par value, of First Merchants (the “Common Stock”), issuable under the First Merchants Corporation 2024 Long-Term Equity Incentive Plan (the “LTEIP”), (b) up to 1,200,000 shares (the “ESPP Shares”) of Common Stock issuable under the First Merchants Corporation 2024 Employee Stock Purchase Plan (the “ESPP”), and (c) up to 600,000 shares (the “Directors’ Shares”) of Common Stock issuable under the First Merchants Corporation Equity Compensation Plan for Non-Employee Directors (the “Directors’ Plan”).

For purposes of the opinions contained herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary. As to any facts material to our opinion which we did not independently establish or verify, we have relied upon oral and written representations of officers and representatives of First Merchants and certificates of public officials and officers and representatives of First Merchants. In our examination, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, or telefacsimile copies. We also have assumed with respect to all documents examined by us which contained facsimile signatures that such signatures were the original signature of the party and have the same force and effect as an original signature.

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1. The LTEIP Shares have been duly authorized and, when issued by First Merchants in accordance with the LTEIP, will be validly issued, fully paid, and nonassessable.

2700 Market Tower, 10 West Market Street Indianapolis, IN 46204

First Merchants Corporation

June 4, 2024

2. The ESPP Shares have been duly authorized and, when issued by First Merchants in accordance with the ESPP, will be validly issued, fully paid, and nonassessable.

3. The Directors’ Shares have been duly authorized and, when issued by First Merchants in accordance with the Directors’ Plan, will be validly issued, fully paid, and nonassessable.

The foregoing opinions are limited to the Federal laws of the United States and the laws of the State of Indiana as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is limited to the matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dentons Bingham Greenebaum LLP

DENTONS BINGHAM GREENEBAUM LLP